Exhibit 99

NEWS RELEASE

[LETTERHEAD OF NEWHALL LAND AND FARMING COMPANY]

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins Newhall Land (661) 255-4064

	Media Contact:	Marlee Lauffer Newhall Land (661) 255-4247

NEWHALL LAND EXPECTS FIRST QUARTER EARNINGS TO BE
APPROXIMATELY $0.48 to $0.52 PER UNIT

NEWHALL RANCH PUBLIC HEARING CLOSED

        VALENCIA, California, April 2, 2003—The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that based on preliminary financial data, 2003 first quarter earnings are expected to be approximately $0.48 to $0.52 per unit. In addition, the Company announced that on March 25th the Los Angeles County Board of Supervisors closed the public hearing for further public testimony on Newhall Ranch, instructed County staff to prepare the proposed final environmental documentation, proposed resolutions, findings and conditions for the project Specific Plan and continued the matter to May 27, 2003 for further consideration and possible action. Upon final approval by the Board of Supervisors, the next step in the process is to return to the Kern County Superior Court for a ruling on the issues subject to additional analysis.

First Quarter Preliminary Results

        For the three months ended March 31, 2003, net income is expected to be between $11 to $12 million, or $0.48 to $0.52 per partnership unit, compared with $11.1 million, or $0.45 per partnership unit reported for the first quarter of 2002.

        The sale of 759 residential lots in the Company's Creekside community, four custom homesites in the Westridge golf course community, 18.3 acres of industrial and commercial land and revenues from the Company's income-producing portfolio were primary contributors to 2003 preliminary first quarter results. Primary contributors in the 2002 first quarter were the sale of 312 residential lots in the Company's Westridge golf course community and 39 acres of commercial land, together with revenues from the Company's income-producing portfolio.

Newhall Ranch

        On March 25, 2003, the Los Angeles County Board of Supervisors conducted a public hearing on the Newhall Ranch Specific Plan. A motion was passed to close the public hearing, instruct County staff to prepare the proposed final environmental documentation and proposed resolutions, ordinance and findings and conditions for the project Specific Plan and continue the matter to the Board of Supervisors' May 27, 2003 meeting for further consideration and possible action. The motion required a reduction of approximately 730 housing units and 132,000 square feet of commercial and office space to reflect the removal of 64 acres for the Spineflower preserves that were a result of the settlement agreement with the California Department of Fish and Game and the Los Angeles County District Attorney. Based on the proposed conditions, the maximum number of housing units would be reduced to 20,885 and the maximum amount of commercial, industrial and office space would be 5,549,000 square feet.

        Gary M. Cusumano, president and chief executive officer, said, "We are pleased with the Board's determination to close the public hearing. This is potentially an important step in the entitlement process for Newhall Ranch. Assuming a favorable vote at the May 27th Board of Supervisors meeting, it will enable us to return to Court later this year for a ruling on the issues subject to additional analysis."

Outlook

        Newhall Land's 2003 business plan anticipates that the majority of its revenues will be generated from residential, commercial and industrial land sales and its portfolio of income-producing properties. The entire community of Creekside, consisting of 759 entitled, improved residential lots, was sold to merchant builders during the first quarter of 2003. These 759 Creekside lots complete the Company's residential lots being offered for sale in 2003 to merchant builders. The Company's residential focus for the balance of 2003 is on selling 26 custom, residential lots in Westridge. As of March 31, 2003, four of these custom homesites had closed escrow. Combined, the sales price of these 785 residential lots is expected to total approximately $64 million. The business plan for 2003 also includes the sale of 64 acres of industrial and commercial land with a combined expected sales price of $46 million. As of March 31, 2003, 18.3 acres had closed escrow and 31.1 acres of commercial land were in escrow for closings later this year. The Company's portfolio of income-producing properties is expected to generate net operating income of approximately $22 million, after reducing for approximately $700,000 in projected start-up expenses for the TPC golf course, in 2003. After deductions for administrative expenses and depreciation, the portfolio is expected to contribute approximately $10 million to earnings in 2003. Residential lot sales in 2004 will be minimal due to the previously reported court of appeals ruling related to West Creek. The Company anticipates this delay will defer initial realization of value from West Creek lots until late 2005.

        The ability to complete sales is dependent upon a variety of factors including, but not limited to, identification of suitable buyers, reaching agreement with the buyers on definitive terms, the successful completion of the due diligence work by buyers, the availability of financing to suitable buyers, satisfactory resolution of regulatory and legal issues, and general market, regional economic and other conditions. Generally, revenues and income from land sales are recorded under the percentage of completion method of accounting. Accordingly, certain revenues and income from land sales may be deferred to future periods when the Company has an obligation to complete development on property sold.

Forward-Looking Information and Risk Factors

        Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. We have tried, wherever practical, to identify these forward-looking statements by using words like "anticipate," "believe," "estimate," "project," "expect," "target," "plan," and similar expressions. Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

        We caution you not to place undue reliance on these forward-looking statements, which reflect our current beliefs and are based on information currently available to us. We expressly undertake no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

        These forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by these statements. In particular, among the factors that could cause actual results to differ materially are:

  •
  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

  •
  Competition in the real estate industry for residential, commercial and/or industrial land.

  •
  Ability of buyers to obtain financing and fluctuations in interest rates.

  •
  Successful completion of buyers' due diligence, agreement with buyers on definitive terms or failure to close transactions.

  •
  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

  •
  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company's properties.

  •
  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

        For further information, please refer to Newhall Land's annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

        The Company's electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company's website as soon as reasonable practicable after such material is electronically filed with the Commission. The Company's website address is www.newhall.com.